As filed with the Securities and Exchange Commission on October 27, 2016

Registration No. 333-84154

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	52-1893632
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6801 Rockledge Drive, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Lockheed Martin Omnibus Performance Award Plan

(Full title of the plan)

Stephen M. Piper

Vice President and Associate General Counsel

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

(Name and address of agent for service)

(301) 897-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

EXPLANATORY NOTE

Lockheed Martin Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (this “Post-Effective Amendment”) to deregister the unissued and unsold securities under the Lockheed Martin Omnibus Performance Award Plan (the “Plan”) previously registered by the Registrant pursuant to the Registration Statement on Form S-8 (File No. 333-84154) filed with the Securities and Exchange Commission on March 12, 2002 (the “Registration Statement”). The Registration Statement registered up 16,000,000 shares of the Registrant’s common stock, par value $1.00 per share (the “Common Stock”), issuable to participants under the Plan. The Plan has terminated, and all rights to purchase shares under the Plan have been exercised or have expired. In accordance with the undertaking contained in the Registration Statement pursuant to Item 512 of Regulation S-K, this Post-Effective Amendment is being filed to deregister and remove all of the previously registered shares of Common Stock that remain unissued and unsold under the Registration Statement as of the date hereof.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 27th day of October 2016.

LOCKHEED MARTIN CORPORATION

/s/ Marian S. Block
Marian S. Block Vice President and Associate General Counsel

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933, as amended.